Property Rental Contract

Landlord:  Shanghai Sandi CNC equipment Ltd. Co,
Tenant:  Zhuhai King Glass Engineering Ltd. Co. (Shanghai)

In accordance of “Contract law of People’s Republic of China” and “Shanghai rental property regulations” (hereon called “Regulations”), the Landlord and the Tenant would enter the rental contract on a mutual agreement; the contract should be formed on the basis of justice, trust, fairness and honesty.

1.	Condition of Rental Property
1.1  The subjected property, which the landlord has the legal ownership of, is located in FENGXIN (District/ County) DAYIE RD (Road) South (TAIZHONGGANGHE) (No.). Total construction area of the subjected property is 8811 m2 (Total of 3 buildings; 1 is still under construction, rent payment will start upon the project completion of the building), function of property was classified as industrial purpose. See attachment for plan of subjected property.

2.	Rental Purpose
2.1
The tenant assures the subjected rental property would be used as a workshop/factory for fabrication of materials for building curtain wall system, the tenant would comply with all regulations of national and Shanghai regarding of usage of property and property management.

2.2
The tenant promises that within the rental period, prior to obtaining written permission from the Landlord and approvals from local authorities, the functional purpose of the subjected property would not be altered.

3.	Handover Date and Leasing Period
3.1
According to the mutual agreement between the Landlord and the Tenant, the Landlord would handover 2 buildings to the Tenant on the 8th of July, 2005, total construction area is 5854 m2. The third building with a construction area of 2927 m2, including a security room 30 m2, would start rental payment after completion and handover to tenant.

Lease Period: The lease period of the subjected property is from 8th of July, 2005, till 7th of July, 2011

3.2
Upon the end date of the lease, the Landlord has the right to reclaim the property and the tenant shall return the property in a timely manner. If the tenant has to provide a written document to the Landlord 3 months prior to the expiry date of the current contract if the tenant wishes to continue the lease; a separate rental agreement should be reached between Landlord and the Tenant, cost of rent should renegotiate.

4.	Cost of Rent, Payment Method and Time Limits

4.1
The Landlord and the tenant agreed that the subjected property per day, per m2 for the first three years (from 8th of July, 2005 to 6th of July, 2008) of the leasing period is $0.37 RMB/m2/day, (rent payment) Total monthly rent payment (3 buildings) is RMB 99160.46, (NINTY NINE THOUSAND ONE HUNDRED AND SIXTY YUAN AND FOUR JIAO LIU FEN). Before the handover of the third building, the total rent payment is RMB 65881.89, (SIXTY FIVE THOUSAND EIGHT HNDRED AND EIGHTY ONE YUAN AND EIGHT JIAO JIU FEN). Security room monthly rent is RMB 337.63/m2, last three years of the lease, the rent is RMB 0.4/m2/day, total monthly rent payment is RMB 107200.50 (ONE HUNDRED THOUSAND AND SEVENTY TWO HUNDRED AND FIVE JIAO). Prior to the handover of the third building, total monthly payment is RMB 71223.67 (SEVENTY ONE THOUSAND TWO HUNDRED AND TWEENTY THREE YAUN AND SIX JIAO AND SEVEN FEN). Security room monthly rent is RMB 365/m2

4.2	The tenant should pay the rent 10 days in advance of the payment due date for next month, paid before use. If overdue, the penalty of 2% of daily rent per day will be imposed.

4.3	Payment method for tenant: Telegram Transfer or Check, Quarterly payment.

5.	Rental Bond and Other Expenses

5.1
According to the agreement between the Landlord and tenant, upon the handover of the property, the tenant should provide a rental bond, equivalent to 1 month rent, amount to RMB 99160.46 to the Landlord. Prior to the handover of the third building, the rental bond is RMB 65881.89. The Landlord should provide a receipt or equivalent document to the Tenant after receiving the rental bond from the Tenant.

Upon the termination of the rental contract, the Landlord should deducted all necessary expenses which stated in the contract the tenant should be responsible for, from the rental bond and return the rest of the amount to the Tenant free of interest.

5.2
During the rental period, the Tenant should be responsible for all operational expenses, such as electricity, water, gas, telephone, etc. All other expenses occurred from the property should be the Landlord’s responsibility.

6.	Property Usage Requirement and Maintenance Responsibilities

6.1
During the rental period, the tenant should inform the Landlord immediately when damages or building faults was found on the property: The Landlord should fix the damages/faults within 3 days after received the complaint from the tenant. If the Landlord fail to fix the damages/faults within the period stated above, the tenant could fix the problems on its own, costs can be deducted from the monthly rent payment.

6.2
During the rental period, the Tenant should care for the property at a reasonable level. Any damages or faults caused by the in proper conduct or use by the Tenant, the Tenant should be responsible for the repair of such damages, if the Tenant failed to comply, the Landlord could repair instead and all costs would be paid by the Tenant.

6.3
During the rental period, the Landlord should ensure the property is at a fair condition, which is safe and operable. 3 day notice should be served if any inspection or maintenance to the property would be carry out by the Landlord. The Landlord should try to minimized the effect of the Tenant during such activities.

6.4
Aside from the appendix 3 of this contract, the Tenant should need any other maintenance or require any extra equipment from the Landlord, a written permission from the Landlord and approvals form local authorities is required.

7.	Property Conditions Upon the Termination of Contract

7.1
Unless the Landlord agreed to extend rental contract with Tenant, the Tenant should return the property to the Landlord within 10 days of the expiry of the rental period. Per day of overdue without the consensus of the Landlord, penalties of double the rent /m2/day would be imposed upon the Tenant.

8.	Sub-letting, Transfer of lease and exchange
8.1
Unless the Landlord agreed within this contract’s supplementary, during the lease period, the Tenant should seek written approvals from the Landlord before sub-letting part or all of the property to others.

8.2
During the rental period, if the Landlord has the need to sale the subjected property, the Tenant should received a notice 3 months prior to the sale, and the Tenant has the priority to purchase the property under equivalent terms.

9.	Termination of Contract

9.1	The Landlord and the Tenant agreed that under the circumstances listed below, the contract can be terminated without any responsibilities on either parties:
1.	The usage right of the land, which the property is situated, was recalled by the local authorities according to the laws of P.R.China
2.	The property was recalled due to public interest
3.	The property is included in the demolition zone for city rebuilding

9.2
The Landlord and the Tenant agreed that under the circumstances listed below, one party can terminated the contract by issue a written notice to the other party. The party which did not comply with the contact should pay the other party double the monthly rental payment as a penalty; if there is damages occurred, and the penalty can not cover the full amount of the damages caused, the difference between the penalty and the full damage amount should be paid by the party that caused the damages:

1.	10 days after the Landlord can not handover the property in time and the tenant has informed the Landlord
2.	The property did not meet the property requirement stated in the contract ; or the property has faults that might affect the safety of the Tenant
3.	The Tenant changed the function of the property without the consensus of the Landlord, which caused damages to the property
4.	Structural damages caused by the Tenant
5.	The Tenant sub-let or sale the leasing right of the property without the consensus of the Landlord
6.	The Tenant fails to pay the rental payment more than 1 month

10.	Responsibilities

10.1
The Landlord should repair any damages or structural faults at the time of handover within 7 days of the handover date. If the reparation fail to occur after the 7 day, the Landlord should agree to lower the rental cost and amend the clause for rent payments

10.2	The Landlord is responsible for any damages or lose the Tenant suffered due to the Landlord failed to inform the Tenant on restrictions on Mortgages and ownership of property prior to the lease
10.3
The Landlord is responsible if during the rental period, the Landlord fail to comply with the contract in terms of maintenance responsibilities and caused damages to the property and Tenant’s personal or property damages

10.4
During the rental period, if the Landlord one-sidedly terminated the contract without any condition stated in this contract, the Landlord should pay the Tenant double the monthly rental payment as penalty. If the penalty cannot cover loses of suffered by the Tenant, the difference should be paid by the Landlord as well.

10.5
The Landlord has the right to request the Tenant to revert the properties to original status if the Tenant has removed, increased or renovated the facilities or decoration without the permission from Landlord or overrun the formal approval from Landlord.

10.6
If the Tenantry ceases the Lease Contract under the contract period, and this action is not according to any clause of this contract, the Tenantry should pay to the Landlord extra One Month rent as fell back penalty. If that fell back penalty cannot countervail the lost of the Landlord, the Tenantry should take the responsibility to compensate the rest to the Landlord. The Landlord can deduct the deposit to compensate the lost, if the deposit is not enough to countervail the lost of the Landlord, the Tenantry should take the responsibility to compensate the rest to the Landlord. The Tenantry cannot remove any access, goods or machinery until he has paid the fell back penalty to the Landlord.

10.7
If the Tenant cannot pay the rent after Ten Days from maturity, the Tenant will be count as ceasing the Lease Contract and causing the fell back action. The Landlord has the right to take back the properties. If any material or goods remain in the properties, then all of these will count as the abjuration from the Tenantry, the Landlord has the right to treat these materials in his way and the Tenantry cannot object the action taken by the Landlord. The Tenantry should bear the cost and the result for such action, and the Landlord has the right to seek the legal action to the Tenantry.

11.	Other Clause

11.1
Supplementary clause can be added to this contract with the agreement between the Landlord and the Tenant. The attachments and supplementary clauses of this contract are indescribable. Any words or print characters on the attachments, supplementary clauses or contracts will have the same force and effect.

11.2
The Landlord and the Tenant should understand his right, obligation and responsibilities before signing of this Lease Contract and they should strictly follow the clauses state in this Contract. Any party who offends this contract, another party has the right to claim for compensation.

11.2
If any disputes rise between the Landlord and Tenant during the carry out oft this Lease Contract, they should settle the disputes under negotiation, and if they cannot settle the problem themselves, they can settle the disputes by the local court.

11.4	The Lease contracts are signed with 4 copies, each party take 2 copies for reference.

Attachment 1: Supplementary Clauses

1	The landlord should provide not less than at least 1 number 5 tons gantry for each workshop of each building, and One workshop should have 2 numbers of gantry.
2	The TWO completed workshop should capable of lifting gantry and with safe working permit.
3	The Landlord should provide the blue print of the building layout and structural drawings to the Tenantry.
4
The third building should not have any partition wall at the ground floor, and the 1/F and 2/F should capable to use for office, life purpose. The rent will be paid after the completion of decoration and has supply of water and power.

5	The 1/F of the building is for office purpose, and the Landlord should provide assistant to the Tenantry to make 1 opening on the side wall and install aluminum window for weather proof.
6	The Landlord should build a fence wall to the circumference of the building boundary and provide access and door for main entry, and he should provide a security room and reception lobby.
7	The Landlord should provide green zone to beauty the environment within the building boundary.
8	The Landlord should warranty for the supply of electric power, water for the buildings. He should provide water drainage system and sanitary system in the building and roads.
9	The wall of 1/F at the north side of Building 2 should be blocked, the wall of 1/F at the south side of the building 4 (prepare to build) should be blocked.
10	The Landlord should provide a canopy at the entrance of workshop at each building.
11	If the Landlord could not complete and provide the facilities as the supplementary clause 1~10 before 8/July/2005, the payment for rental will be delay until completion of these clauses.

Landlord:
Shanghai Sandi CNC equipment Ltd. Co,

Date:

Tenant:
Zhuhai King Glass Engineering Ltd. Co. (Shanghai)

Date: